Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement (Form S-3) of Hospitality Properties Trust of our report dated March 19, 2007 relating to the financial statements and financial statement schedule of TravelCenters of America, Inc., which appears in the TravelCenters of America LLC Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference in the Hospitality Properties Trust Current Report on Form 8 K dated April 3, 2007. We also consent to the references to us under the heading "Experts" in such registration statement.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio

April 5, 2007